UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2011

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed by GameTech International, Inc. (the “Company”) in its Form 8-K filed on November 24, 2010, the Company and Bank of the West and U.S. Bank National Association (collectively, the “Lenders”) entered into a Third Amendment to Forbearance Agreement and Sixth Modification to Loan Agreement (the “Sixth Amendment”) on November 23, 2010, pursuant to which the Lenders agreed to forbear from exercising certain rights available to them under the Company’s senior secured credit facility until January 31, 2011 or earlier upon the occurrence of certain events, as a result of certain events of default existing under the credit facility.

On February 1, 2011, the Company received written notice from U.S. Bank National Association, as agent for the Lenders (the “Agent”) stating that the forbearance period under the Company’s credit facility expired on January 31, 2011.  The letter further states that the Lenders and the Agent have the immediate right to commence action against the Company, enforce the payment of the notes under the credit facility, commence foreclosure proceedings under certain loan documents, and otherwise enforce their rights and remedies against the Company.

While the Company continues to actively engage in discussions with the Agent and the Lenders and is optimistic a resolution can be reached, there can be no assurance that the Company will be able to further extend the forbearance period, obtain waivers and/or reach a satisfactory agreement with the Agent and the Lenders in a timely manner.

As of the date hereof, the outstanding balance under the term loan is $24.79 million and the outstanding balance under the revolver is $732 thousand.  The outstanding balance under the Company’s term loan continues to be subject to the default rate of 9.79%, and the outstanding balance under the Company’s revolver continues to be subject to a default rate of 5.82%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By: /s/ Bill Fasig
Bill Fasig
President & Chief Executive Officer

Dated:  February 4, 2011